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                                                                      EXHIBIT 99


NEWS RELEASE                                                     [WILLIAMS LOGO]

NYSE:WMB

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
Date:     July 24, 2000


Contact:  Jim Gipson                      Rick Rodekohr                      Richard George
          Williams (media inquiries)      Williams (investor inquiries)      Williams (investor inquiries)
          (918) 573-2111                  (918) 573-2087                     (918) 573-3679
          jim.gipson@williams.com         rick.rodekohr@williams.com         richard.george@williams.com
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            WILLIAMS BOARD OKs PRELIMINARY STEPS TO SEPARATE ENERGY,
                           COMMUNICATIONS BUSINESSES

        TULSA, OKLA. -- The board of directors of Williams (NYSE:WMB) on Sunday authorized management to pursue a course of action that, if successful and approved by the board, would lead to a complete separation of the company's energy and communications businesses.

        Keith E. Bailey, chairman, president and chief executive officer, said that while the specific course of action has not been determined, it is envisioned the process would take no more than 18 months. He said any change from the current ownership structure would be contingent upon a number of factors, including ensuring favorable tax treatment for Williams' shareholders.

        "We believe these steps are the best way to ensure that both our energy and communications businesses have the efficient and effective access to the capital necessary to pursue the substantial growth opportunities that each enjoys," he said. "Obviously, the ability to do that is consistent with the best long-term interest of our shareholders."

        Last October, Williams sold a portion of Williams Communications (NYSE:
WCG) in public and private equity offerings. Williams retains ownership of approximately 85 percent of Williams Communications.

        Bailey said the company would not immediately have further comment on this issue beyond the information contained in this news release.

ABOUT WILLIAMS

Williams, through its subsidiaries, connects businesses to energy and communications. The company delivers innovative, reliable products and services through its extensive networks of energy-distributing pipelines and high-speed fiber-optic cables. Williams information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.